Exhibit 99.1

Suite 1750, 700 West Pender St. Vancouver, British Columbia CANADA V6C 1G8 TSX: KOR OTCQX: CORVF	Tel: (604) 638-3246 Toll Free: 1-844-638-3246 info@corvusgold.com www.corvusgold.com

NR17-11	August 30, 2017

Corvus Gold Names Ron Largent Special Advisor

Brings Extensive Technical Expertise for Integrated Project Mine Plan

Vancouver, B.C… Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) is pleased to announce it has added Ron Largent as special advisor. Mr. Largent recently retired as Chief Operating Officer - International, for AngloGold Ashanti Limited where he oversaw all world-wide mining operations and development projects. Mr. Largent will help in the development of the integrated North Bullfrog – Mother Lode mine plan and assist the Corvus technical team as it works towards an optimized production plan.

Jeff Pontius, President and CEO of Corvus said, “The addition of Ron to the Corvus team is a significant move forward for our project and our Company. Ron has had an impressive 30 year career in the mining industry, successfully developing and operating some of the largest mining projects in the world. He brings a unique producer perspective to Corvus which will supplement how we approach the integrated North Bullfrog – Mother Lode mine plan. I have had the good fortune to have worked with Ron in the past on other projects and his vision and innovation will greatly benefit Corvus and our shareholders in the coming months.”

Ron Largent, Special Advisor to Corvus said, “I have followed the Corvus story closely for several years and with my retirement, it was the perfect time to get involved with the Company. The addition of the Mother Lode project was an important step for Corvus with potential to bring the combined project areas to critical mass and outline what could be a new Nevada gold mine. Jeff and his team have done a great job of positioning the project and the Company to move to that next step in the value curve and I am excited to be a part of it going forward.”

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 72 km² in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 865 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The company also controls 65 federal unpatented mining claims on the Mother Lode project which totals 522 hectares which it owns 100% of.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

Corvus Gold Inc. NR17-11 Continued	- 2 -	August 30, 2017

On behalf of

Corvus Gold Inc.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,

President & Chief Executive Officer

Contact Information:           Ryan Ko

Investor Relations

Email: info@corvusgold.com

Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding benefits of the appointment of a special advisor, the development of the integrated North Bullfrog – Mother Lode mine plan the rapid and effective capture of the potential of our new Mother Lode project and the advancement of a higher grade combined YellowJacket-Mother Lode initial mining phase, the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential to develop multiple YellowJacket style high-grade zones, the Company’s belief that the parameters used in the WhittleTM pit optimization process are realistic and reasonable, the potential to discover additional high grade veins or additional deposits, the potential to expand the existing estimated resource at the North Bullfrog project, the potential for any mining or production at North Bullfrog, are forward-looking statements. Information concerning mineral resource estimates may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: will, believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on 10K and latest interim Management Discussion and Analysis filed with the United States Securities and Exchange Commission (the “SEC”) and certain securities commissions in Canada. All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.